EXHIBIT 23.4

ENGINEER’S CONSENT

We consent to incorporation by reference in the Registration Statement on Form S-3 (SEC File No. 333-146782) of Petro Resources Corporation of the reference to our report for Petro Resources Corporation, which appears in the annual report on Form 10-K of Petro Resources Corporation for the year ended December 31, 2008.

/s/  Netherland, Sewell and Associates, Inc.
March 24, 2009